Exhibit 10.40

PLURALSIGHT, INC.
OUTSIDE DIRECTOR COMPENSATION POLICY

Adopted and approved by the Board of Directors on May 3, 2018
Amended by the Board of Directors on October 29, 2019

Pluralsight, Inc. (the "Company") believes that providing cash and equity compensation to its members of the Board of Directors (the "Board," and members of the Board, the "Directors") represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the "Outside Directors"). This Outside Director Compensation Policy (the "Policy") is intended to formalize the Company’s policy regarding cash compensation and grants of equity to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given to such terms in the Company’s 2018 Equity Incentive Plan, as amended (the "Plan"), or if the Plan is no longer in place, the meaning given to such terms or any similar terms in the equity plan then in place. Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity and cash payments such Outside Director receives under this Policy.

This Policy will be effective as of October 29, 2019 (the "Effective Date").

1.	CASH COMPENSATION

Annual Cash Retainer

Each Outside Director will be paid an annual cash retainer of $30,000. There are no per-meeting attendance fees for attending Board meetings.

Committee Annual Cash Retainer

Each Outside Director who serves as the lead Outside Director or the chair or a member of a committee of the Board will be eligible to earn additional annual fees as follows:

Lead Independent Director:	$17,000
Chair of Audit Committee:	$20,000
Member of Audit Committee:	$9,500
Chair of Compensation Committee:	$14,000
Member of Compensation Committee:	$5,000
Chair of Nominating and Governance Committee:	$7,500
Member of Nominating and Governance Committee:	$3,500

For clarity, each Outside Director who serves as the chair of a committee will receive the additional annual fee as the chair of the committee, but will not receive the additional annual fee as a member of the committee.

Each annual cash retainer and committee annual cash retainer (the "Retainer Cash Payments") will be paid quarterly in arrears on a prorated basis.

2.	ELECTIONS TO RECEIVE RESTRICTED STOCK UNITS IN LIEU OF RETAINER CASH PAYMENTS

Retainer Award

Subject to complying with the Retainer Award Election Mechanics below, each Outside Director may elect to convert all of his or her Retainer Cash Payments with respect to services performed in a future calendar year and otherwise scheduled to be paid following the completion of those services (the "Annual Retainer Cash Payments") into a number of Restricted Stock Units ("Retainer Award") having a Grant Value equal to the aggregate amount of the applicable Annual Retainer Cash Payments payable to such Outside Director under this Policy (as determined by the closing stock price on the applicable date of grant of such Retainer Award), provided that the number of Shares covered by such Retainer Award shall be rounded to the nearest whole Share using standard rounding principles (such election, a "Retainer Award Election"). Retainer Awards shall be subject to certain terms and conditions as provided for in Section 3 of this Policy. For purposes of this Policy, "Grant Value" is based on the closing price of one Share on the applicable grant date.

Retainer Award Election Mechanics

Each Retainer Award Election must be submitted to the Company’s Chief Legal Officer in the form and manner specified by the Board or Compensation Committee. An individual who fails to make a timely Retainer Award Election shall not receive a Retainer Award for the next calendar year, and instead shall receive the applicable Annual Retainer Cash Payment for such calendar year. Once a Retainer Award Election is validly submitted, it will remain in effect with respect to all subsequent Annual Retainer Cash Payments related to future calendar years unless the applicable Outside Director revokes such election as provided herein.

Retainer Award Elections must comply with the following timing requirements:

a.
Initial Election. Each individual who first becomes an Outside Director (the date such individual first becomes an Outside Director, the "Initial Director Date") may make a Retainer Award Election with respect to Annual Retainer Cash Payments payable to such Outside Director in the following calendar year (the "Initial Election"). The Initial Election must be submitted to the Company’s Chief Legal Officer within the Company’s next open trading window following the Initial Director Date that occurs in the same calendar year (the last day of such trading window, the "Initial Election Deadline"), and, except as provided in Section 2(c) below, the Initial Election shall become irrevocable effective as of the Initial Election Deadline, provided that if no open trading window occurs in the same calendar year following the Initial Director Date, such Outside Director will not be eligible to make an Initial Election in such calendar year.

b.
Annual Election. Following the calendar year containing the Initial Director Date, each Outside Director may make a Retainer Award Election with respect to Annual Retainer Cash Payments payable to such Outside Director in the following calendar year (the "Annual Election"). The Annual Election must be submitted to the Company’s Chief Legal Officer within the Company’s fourth quarter open trading window (the "Fourth Quarter Trading

Window") of the calendar year preceding the calendar year to which the Annual Retainer Cash Payments relate (the last day of such trading window, the "Annual Election Deadline"), and, except as provided in Section 2(c) below, the Annual Election shall become irrevocable effective as of the Annual Election Deadline, provided that if such calendar year does not contain a Fourth Quarter Trading Window, Outside Directors will not be eligible to make an Annual Election in such calendar year.

c.
Revocation. Following the calendar year containing the Initial Director Date, an Outside Director may revoke his or her Retainer Award Election during a Fourth Quarter Trading Window with respect to Annual Retainer Cash Payments related to future calendar years. If a calendar year does not contain a Fourth Quarter Trading Window, Outside Directors will not be eligible to revoke a Retainer Award Election in such calendar year.

d.
No Adjustment to Retainer Awards. After the Retainer Award is granted, it will not be adjusted to reflect changes in the value of an Outside Director’s corresponding Annual Retainer Cash Payments for the applicable calendar year in which the Retainer Award is granted. Increases in the value of an Outside Director’s corresponding Annual Retainer Cash Payments will be paid to the Outside Director in cash pursuant to Section 1 of this Policy. Decreases in the value of an Outside Director’s corresponding Annual Retainer Cash Payments will not have any effect on previously granted Retainer Awards.

3.	EQUITY COMPENSATION

Outside Directors will be eligible to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to this Section 3 will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

(a)No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards.

(b)Initial Award. Each individual who first becomes an Outside Director following the Effective Date will be granted an award of restricted stock units (an "Initial Award") covering a number of Shares having a Grant Value equal to (x) $186,000 multiplied by (y) the fraction obtained by dividing (A) the number of full months during the period beginning on the date the individual first becomes an Outside Director and ending on the one-year anniversary of the date of the then-most recent Annual Meeting (the "Initial Award Vesting Period") by (B) 12, rounded to the nearest whole Share. The Initial Award will be made on the first trading date on or after the date on which such individual first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy. If an individual was a member of the Board and also an employee, becoming an Outside Director due to termination of employment will not entitle the Outside Director to an Initial Award.

Subject to Section 4 of this Policy, each Initial Award will vest on the earlier of (i) the last day of the Initial Award Vesting Period or (ii) the day prior to the date of the Annual Meeting next following the date the Initial Award is granted, in each case, subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.

(c)Annual Award. On the date of each annual meeting of the Company’s stockholders (each, an "Annual Meeting"), each Outside Director will be automatically granted an award of restricted stock units (an "Annual Award") covering a number of Shares having a Grant Value of $186,000, rounded to the nearest whole Share.

Subject to Section 4 of this Policy, each Annual Award will vest on the earlier of (i) the one-year anniversary of the date the Annual Award is granted or (ii) the day prior to the date of the Annual Meeting next following the date the Annual Award is granted, in each case, subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.

(d)Retainer Award. On the date of each Annual Meeting, each Outside Director who has made and not revoked a valid Retainer Award Election pursuant to Section 2 of this Policy will be automatically granted a Retainer Award.

Subject to Section 4 of this Policy, each Retainer Award will vest on the earlier of (i) the one-year anniversary of the date the Retainer Awards are granted or (ii) the day prior to the date of the Annual Meeting next following the date the Retainer Awards are granted, in each case, subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.

(e)Deferral of Awards. Unless and until otherwise determined by the Board or the Compensation Committee, as applicable, each Outside Director may elect to defer the delivery of the Shares subject to any Initial Award, Annual Award or Retainer Award that would otherwise be delivered to such Outside Director on or following the date such Award vests pursuant to the terms of Sections 2(b), 2(c) or 2(d) above (the "Deferral Election"). Unless otherwise determined by the Board or the Compensation Committee, for any such Deferral Election to be effective, it must be submitted during the Fourth Quarter Trading Window occurring on or prior to the end of the calendar year prior to the date the Award will be granted (or, in the case of any individual who first becomes an Outside Director, within 30 calendar days after the individual first becomes an Outside Director) (in each case, the "Deferral Election Deadline"). Any Deferral Election will be irrevocable, and will be subject to such rules, conditions and procedures as shall be determined by the Board or the Compensation Committee, in its sole discretion, which rules, conditions and procedures shall at all times comply with the requirements of Section 409A of the Code, unless otherwise specifically determined by the Board or the Compensation Committee. Deferral Elections shall be made pursuant to a form of deferral election as approved by the Board or the Compensation Committee. Once a Deferral Election is validly submitted, it will remain in effect with respect to all subsequent Awards granted in future calendar years unless the applicable Outside Director revokes such election in the form and manner specified by the Board or Compensation Committee.

4.	CHANGE IN CONTROL

In the event of a Change in Control, each Outside Director will fully vest in his or her outstanding Awards, including any Initial Award, Annual Award or Retainer Award, provided that the Outside Director continues to be an Outside Director through such date.

5.	ANNUAL COMPENSATION LIMIT

No Outside Director may be paid, issued or granted, in any Fiscal Year, cash compensation and Awards with an aggregate value greater than $600,000 (with the value of each Award based on its Grant Value for purposes of the limitation under this Section 5). Any cash compensation paid or Awards granted to an individual for his or her services as an Employee, or for his or her services as a Consultant (other than as an Outside Director), will not count for purposes of the limitation under this Section 5.

6.	TRAVEL EXPENSES

Each Outside Director’s reasonable, customary and documented travel expenses to Board meetings will be reimbursed by the Company.

7.	ADDITIONAL PROVISIONS

All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.

8.	ADJUSTMENTS

In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number of Shares issuable pursuant to Awards granted under this Policy.

9.	SECTION 409A

Except as may be set forth in a properly tendered Deferral Election, in no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (i) 15th day of the 3rd month following the end of the Company’s fiscal year in which the compensation is earned or expenses are incurred, as applicable, or (ii) 15th day of the 3rd month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the "short-term deferral" exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, "Section 409A"). It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under

Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company reimburse an Outside Director for any taxes imposed or other costs incurred as a result of Section 409A.

10.	REVISIONS

The Board may amend, alter, suspend or terminate this Policy at any time and for any reason. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the Compensation Committee’s ability to exercise the powers granted to it under the Plan with respect to Awards granted under the Plan pursuant to this Policy prior to the date of such termination.